Exhibit 21.1

List of Subsidiaries

Subsidiaries	Place of Incorporation
LEMENG US INC.	USA
Lemeng Investment Limited	British Virgin Islands
Lemeng (Hong Kong) Limited	Hong Kong SAR
Zhejiang Leshen Technology Co., Ltd	People’s Republic of China
Xinjiang Jiacheng Network Technology Co., Ltd	People’s Republic of China

VIE

Beijing Lemeng Interactive Technology Co., Ltd	People’s Republic of China

VIE’s Subsidiaries

Xinjiang Lemeng Interactive Network Technology Co., Ltd	People’s Republic of China
Tianjin Lemeng Interactive Technology Co., Ltd	People’s Republic of China
Tianjin Puyu Network Technology Co., Ltd	People’s Republic of China
Xinjiang Yishen Infinite Network Technology Co., Ltd	People’s Republic of China